Exhibit 99.4
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

                               Ford Motor Company
                         FOURTH QUARTER 2001 DATA SHEET
                         ------------------------------                  --------------------------
                             2001 Compared with 2000
                                                           3rd Qtr                  2001                     2000
                                                            2001            4th Qtr      Full Year         4th Qtr       Full Year
                                                        ------------     ------------- ------------     -------------  ------------
Market Share Data (%)
   U.S.
      Car                                                  17.1%            17.8%         17.7%            17.4%          19.1%
      Truck                                                27.1%            27.0%         27.4%            27.1%          28.2%
         Total                                             22.1%            22.8%         22.8%            22.5%          23.7%

   Europe
      Car                                                  11.3%            10.5%         11.0%            10.2%          10.3%
      Truck                                                 9.0%             8.3%          8.6%             7.1%           7.7%
         Total                                             11.0%            10.2%         10.7%             9.7%           9.9%

U.S. Total Marketing Costs (Ford/LM)
 -- Variable and Fixed
 (% of Gross Revenue)                                      16.0%            16.7%         14.7%            10.7%          11.1%

U.S. Sales Mix (Ford/LM)
  Fleet Sales (% of Total)                                  18%              21%           25%              29%            26%
  Red Carpet Lease (% of Total)                             18%               7%           15%              14%            18%
  Red Carpet Lease (% of Retail)                            22%               9%           20%              19%            25%

U.S. Inventory (Days' Supply)
  Car                                                       48                63           63                79            79
  Truck                                                     70                59           59                92            92
    Average                                                 62                60           60                87            87

Avg. Portfolio Borrowing Rate
   Ford Credit (%)                                          5.9%              5.6%         6.1%              6.7%          6.4%

Worldwide Taxes
   Effective Tax Rate                                      32.5%            32.5%         32.5%            31.5%          32.5%

Common and Class B
 Shares Outstanding (Mils.)
   Average - actual                                         1,812             1,810        1,820             1,873         1,483
   Average - assuming full dilution                         1,806             1,806        1,810             1,895a/       1,504a/
   Period ended - actual                                    1,811             1,809        1,809             1,854         1,854

Common Stock price (per share)
(adjusted to reflect Visteon spin-off)
   High                                                    $25.76            $18.94       $31.46            $27.00        $30.13
   Low                                                      15.34             14.93        14.93             21.63         21.63

Cash Dividends (per share)                                  $0.30             $0.15        $1.05             $0.30         $1.16
                                                                         --------------------------
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a/   If the Value  Enhancement  plan was treated as a stock split  followed by a share repurchase, the shares would have been 2,136 for 2nd quarter 2000 and
     2,041 for full year 2000.